EXHIBIT 99.1

Anavex Life Sciences Appoints Seasoned Healthcare Leader to Board of Directors

NEW YORK – February 23, 2026 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for Alzheimer’s disease, Parkinson’s disease, schizophrenia, neurodevelopmental, neurodegenerative, and rare diseases, including Rett syndrome, and other central nervous system (CNS) disorders, today announced the appointment of Dr. Axel Paeger, MD, MBA, MBI to its Board of Directors.

“We are delighted to welcome Dr. Paeger to our Board of Directors at Anavex,” said Christopher U. Missling, PhD, President and Chief Executive Officer of Anavex. “Dr. Paeger brings three decades of strong leadership experience in the healthcare industry, offering invaluable guidance as we continue to advance Anavex’s mission of developing new medicines for the treatment of neurological disorders and progress our innovative pipeline. His extensive knowledge of patient care will be instrumental in shaping Anavex’s strategic evolution with a focus on progressing our late-stage candidates and bringing potential new therapies to people living with CNS disorders.”

Dr. Paeger is a seasoned leader in healthcare with over 30 years of experience in running inpatient medical care. Dr. Paeger currently serves as Chief Executive Officer of the AMEOS Group, headquartered in Zürich, Switzerland, which is today among the leading healthcare providers in Europe. The AMEOS Group owns and runs 85 hospitals and polyclinics and additionally 23 long-term elderly care and long-term mental care facilities. 19,300 employees serve about half a million patients per year. While the AMEOS Group generates about one third of its revenues from its psychiatric hospitals, it is the market leader in psychiatric inpatient care in the DACH (Germany, Austria, Switzerland) region, a region in Europe with a combined GDP approaching $6 trillion. The AMEOS Group is also a major provider of inpatient neurological care. Dr. Paeger started his career as hospital manager subsequent to gaining several years of clinical medicine experience in hospitals. He worked for Pacific Health, Inc. in the U.S. and for Asklepios Kliniken GmbH in Germany, before founding AMEOS as a start-up company in 2002. The AMEOS Group is today among the leading healthcare providers in Europe. Dr. Paeger holds degrees in medicine (MD), in business administration (MBA), and in business informatics (MBI).

“Anavex has developed an innovative patient-oriented precision medicine approach in neurology for potential transformative treatment options in Alzheimer’s, Parkinson’s, as well as neurodevelopmental disorders,” said Dr. Paeger. “I’m looking forward to collaborating closely with the board to help advance the Company’s strategy for all stakeholders, including patients, practitioners and stockholders.”

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer’s disease, Parkinson’s disease, schizophrenia, Rett syndrome, and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer’s disease, a Phase 2 proof-of-concept study in Parkinson’s disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 study in pediatric patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate designed to restore cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com